                              EXHIBIT 21.1
                        SUBSIDIARIES OF REGITRANT

Hoenig & Co., Inc.*
Royal Executive Park
4 International Drive
Rye Brook, New York 10573

Incorporated in Delaware, April 1970.


Hoenig (Far East) Limited*
3404 Lippo Tower - Lippo Centre
89, Queensway
Central, Hong Kong

Incorporated in Hong Kong under the Companies Ordinance, January 1990.


Hoenig & Company Limited *
5 London Wall Buildings
Finsbury Circus
London EC2M 5NT

United Kingdom Registered Company, September 1985.


Axe-Houghton Associates, Inc.*
Royal Executive Park
4 International Drive
Rye Brook, New York 10573

Incorporated in Delaware, March 1984.


* 100% owned subsidiary of Hoenig Group Inc.